Exhibit 21
TCF FINANCIAL CORPORATION
Subsidiaries of Registrant
As of December 31, 2018

Subsidiary	State of Incorporation	Names under which Subsidiary Does Business
Gateway One Lending & Finance, LLC	Delaware	Gateway One Lending & Finance, LLC
Great Lakes Mortgage LLC	Michigan	Great Lakes Mortgage LLC
Red Iron Acceptance, LLC	Delaware	Red Iron Acceptance, LLC
Service Corporation II	Michigan	Service Corporation II
TCF Agency Insurance Services, Inc.	Minnesota	TCF Agency Insurance Services, Inc.
TCF Auto Receivables, LLC	Delaware	TCF Auto Receivables, LLC
TCF Bank International, Inc.	Organized under Federal Law	TCF Bank International, Inc.
TCF Commercial Finance Canada, Inc.	Canadian Federal Corporation	TCF Commercial Finance Canada, Inc. Financement Commercial TCF Canada, Inc.
TCF Illinois Realty Investments, LLC	Minnesota	TCF Illinois Realty Investments, LLC
TCF International Management Services, LLC	Minnesota	TCF International Management Services, LLC
TCF International Operations, Inc.	Minnesota	TCF International Operations, Inc.
TCF Inventory Finance, Inc.	Minnesota	TCF Inventory Finance, Inc.
TCF Investments Management, Inc.	Minnesota	TCF Investments Management, Inc.
TCF Management Corporation	Minnesota	TCF Management Corporation TCF Real Estate Management Corporation (FL)
TCF National Bank	United States	TCF National Bank TCF Capital Funding (MN) TCF Equipment Finance (MN and CO) TCF Home Loans (MN and ND) Tee To Green Equipment Finance (MN) TCF Technology Finance (MN) VGM Financial Services (CO)
TCF Servicing Company LLC	Minnesota	TCF Servicing Company LLC
TCF Portfolio Services, Inc.	Minnesota	TCF Portfolio Services, Inc.
TCFIF Joint Venture I, LLC	Minnesota	TCFIF Joint Venture I, LLC
Winthrop Resources Corporation	Minnesota	Winthrop Resources Corporation Data Strategy Financial Services (MN) Whitlock Financial (MN)
Winthrop Resources Holdings I, LLC	Minnesota	Winthrop Resources Holdings I, LLC